Exhibit 99.1

PSB HOLDINGS, INC. ACQUIRES

MARATHON STATE BANK

Wausau, Wisconsin —Peter Knitt, President and CEO of PSB Holdings, Inc. (PSB) and Peoples State Bank (Peoples), announced today that PSB has completed its acquisition of Marathon State Bank (Marathon), a bank with $106 million in total assets located in the Village of Marathon City, WI.  In accordance with the agreement announced March 15, 2012, Marathon State Bank was purchased by PSB for $5.5 million in cash and will merge with PSB Holdings, Inc.’s primary subsidiary, Peoples State Bank.  The merger of Marathon operations into Peoples operations is expected to be completed in 4th quarter 2012.  The merger will allow the Marathon City area continued easy access to banking services and expanded access to investment and lending services with a community bank committed to local decision making and support.  It was also announced the current Peoples office in Marathon City will relocate to the Marathon State Bank office at 314 Main Street, Marathon by 4th quarter 2012.

Peoples also announced that Tony Braun, Peoples Vice President Commercial banking, was named the Market Leader for the Marathon office.  Mr. Braun resides in the Marathon community and has been in banking for over 20 years.  Additionally, current Marathon State Bank employee, Bryan Hanke has been named Branch Manager and current Peoples employee Shanon Peel will continue her role as the Assistant Branch Manager.  All current Marathon State Bank employees will be retained throughout the organization.

Retiring Marathon State Bank president Frank Gassner will assist with the transition during the coming year.  He stated, “The resources of a larger community bank will continue to give Marathon and the surrounding communities a local resource for their financial needs.  We are pleased that Peoples will carry on the tradition of local community banking.”

The $106 million assets deal marks the first acquisition by PSB Holdings, Inc. Peter Knitt stated “Marathon’s sizeable local deposit base helps to lesson our reliance on out of area borrowings to fund loan growth and increases PSB’s total assets to approximately $700 million.”

Marathon State Bank was organized on January 5, 1905 to provide full banking services to the small agricultural community of Marathon in north central Wisconsin.

PSB Holdings, Inc. is a Wisconsin bank holding company and the parent of Peoples State Bank.  Peoples is a community bank founded in 1962 with $600 million in total assets.  The bank is in its 50th year in business and has a network of 8 offices throughout Central and Northern Wisconsin providing financial services to families, individuals, and business owners.  PSB Holdings, Inc. is publicly owned and traded under stock symbol PSBQ.  Investor information may be found at www.psbholdingsinc.com or by contacting your local investment advisor.

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